Registration No. 333-[  ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COURSERA, INC.
(Exact name of registrant as specified in its charter)

Delaware	45-3560292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2440 West El Camino Real, Suite 500 Mountain View, California 94040 (Address of principal executive offices)	94040 (Zip Code)

Udemy, Inc. 2021 Equity Incentive Plan, as amended
(Full title of the plan)

Gregory M. Hart
President, Chief Executive Officer, and Director
2440 West El Camino Real, Suite 500
Mountain View, California 94040
(Name and address of agent for service)
(650) 963-9884
(Telephone number, including area code, of agent for service)

Copy to:
Ronald C. Chen
Kyle M. Diamond
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On December 17, 2025, Coursera, Inc. (“Coursera” or the “Registrant”), Chess Merger Sub, Inc., a direct wholly owned subsidiary of Coursera (“Merger Sub”), and Udemy, Inc. (“Udemy”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  On May 11, 2026, Coursera completed the transactions contemplated by the Merger Agreement (the “Effective Time”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Coursera to register (i) 15,908,659 shares of common stock, $0.00001 par value, of Coursera (“Common Stock”), which may be issuable upon the vesting or settlement of certain restricted stock unit awards and performance-based restricted stock unit awards granted under the Udemy, Inc. 2021 Equity Incentive Plan, as amended (the “Udemy EIP”), which were assumed by Coursera and converted into equity awards pursuant to the Merger Agreement (the “Assumed Awards”) and (ii) 4,481,863 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals (which shall exclude individuals who were employed by Coursera and its subsidiaries prior to the Effective Time) from the share reserve remaining, as of the Effective Time, under the Udemy EIP (as adjusted to reflect the transactions contemplated under the Merger Agreement) assumed by Coursera in connection with the transactions contemplated under the Merger Agreement.

The Assumed Awards are subject to the same terms and conditions as applied to the corresponding awards under the Udemy EIP and award agreements, including any applicable vesting schedules and termination protections that apply following the Effective Time, except that (i) the Assumed Awards relate to shares of Common Stock, (ii) the number of shares of Common Stock subject to the Assumed Awards was the result of an adjustment based upon an equity award exchange ratio pursuant to the Merger Agreement and (iii) with respect to performance-based restricted stock unit awards, the level of achievement of the applicable performance goals was determined at the greater of target and actual performance as of immediately prior to the Effective Time pursuant to the Merger Agreement. At the Effective Time, Coursera also assumed the Udemy EIP.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 23, 2026, as amended by the Form 10-K/A, filed on April 30, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on April 30, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 5, 2026; on February 10, 2026; on March 17, 2026; on March 31, 2026; on April 9, 2026; and on May 11, 2026.

(d)
The description of the Registrant’s common stock set forth in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 3, 2022, together with any amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of a Current Report on Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The amended and restated certificate of incorporation of the Registrant (the “Coursera Charter”) provides for the indemnification of the Registrant’s directors to the fullest extent permitted under the DGCL. The Amended and Restated Bylaws of the Registrant (the “Coursera Bylaws”) provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Coursera Charter includes provisions that may eliminate the personal liability of the Registrant’s directors for monetary damages resulting from breaches of their fiduciary duties as directors to the fullest extent permitted by the DGCL.

Under the Coursera Bylaws, expenses incurred by any director or officer in defending certain actions, suits, or proceedings in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant, as long as such undertaking remains required by the DGCL.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and officers that require the Registrant, among other things, to indemnify its directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Under these agreements, the Registrant is not required to provide indemnification for certain matters. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained an insurance policy that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing is only a general summary of certain aspects of Delaware law and the Coursera Charter and the Coursera Bylaws dealing with indemnification of directors and officers and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Coursera Charter and the Coursera Bylaws.

Item7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253932), as declared effective by the SEC on March 30, 2021).

4.2	Amended and Restated Certification of Coursera, Inc. (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q dated August 13, 2021).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coursera, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2026).

4.4	Amended and Restated Bylaws of Coursera, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q dated August 13, 2021).

4.5	Udemy 2021 Equity Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 10.1 to Udemy’s Quarterly Report on Form 10-Q dated May 3, 2023).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 11th day of May 2026.

COURSERA, INC.

By:	/s/ Alan B. Cardenas
Alan B. Cardenas
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory M. Hart, Michael Foley, and Alan B. Cardenas, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully for all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or resubstitute, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory M. Hart Gregory M. Hart	President, Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2026

/s/ Michael Foley Michael Foley	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer, Principal Accounting Officer)	May 11, 2026

/s/ Andrew Y. Ng Andrew Y. Ng	Chairman	May 11, 2026

/s/ Sohaib Abbasi Sohaib Abbasi	Director	May 11, 2026

/s/ Carmen Chang Carmen Chang	Director	May 11, 2026

/s/ Marylou Maco Marylou Maco	Director	May 11, 2026

/s/ Christopher D. McCarthy Christopher D. McCarthy	Director	May 11, 2026

/s/ Theodore R. Mitchell Theodore R. Mitchell	Director	May 11, 2026

/s/ Lydia Paterson Lydia Paterson	Director	May 11, 2026

/s/ Scott D. Sandell Scott D. Sandell	Director	May 11, 2026